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                                                                    EXHIBIT 14.1

                           NATURAL HEALTH TRENDS CORP.

                           WORLDWIDE CODE OF BUSINESS
                                    CONDUCT

                            (EFFECTIVE JULY 1, 2004)

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Dear Fellow Employees:

      Natural Health Trends Corp. and Subsidiaries (the "Company") is committed to conducting its business activities with honesty, integrity and fairness in accordance with the highest ethical standards. Similarly, the Company depends on you, its employees, to be committed to the highest standards of business ethics and personal performance. In all your business transactions, it is our paramount goal to gain and maintain the confidence of the public, our distributors, suppliers, shareholders and others with whom we come in contact. As a Company employee, you are obligated and expected to uphold this high ethical standard in every business activity you conduct. Any actions that might raise questions about our business ethics are unacceptable.

      This Code of Business Conduct has been created to provide a written guide for all of us to the principles and standards of conduct by which we at Natural
Health Trends Corp. conduct our business. We do not expect you to become a legal expert as a result of reading this booklet. However, we do expect you to comply with the Code, to be generally aware of certain laws and regulations and to recognize sensitive issues. Most importantly, we expect you to ask questions and seek advice. Remember: It is always better to ask questions first to avoid problems later.

      To help all of us comply with this Code of Business Conduct, we have established Chris Sharng to be our Ethics Compliance Officer, who can be contacted at 972-241-4080 or chrissharng@lexxusinternational.com. When we involve him early, which we must always do, Mr. Sharng can help resolve questions and guide actions.

      This Code's purpose is guidance. Please read it carefully and keep it continually in mind. If a situation arises, ever, whether it involves you directly, indirectly, or even not at all, which raises a question in your mind as to ethical or legal compliance; it is your obligation to communicate this to your company. Speak with your supervisor or, better yet, directly to Mr. Sharng.

      Thank you for your cooperation. Our mutual commitment to the principles of ethical business conduct is an essential element to our success.

Sincerely,

Mark D. Woodburn,
President and Chief Executive Officer

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                               TABLE OF CONTENTS

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
I.   COMPLIANCE....................................................................................     1

II.  LEGAL MATTERS.................................................................................     1

     A. COMPLIANCE WITH LAWS GENERALLY.............................................................     1

     B. ANTITRUST AND COMPETITION LAWS.............................................................     1

     C. SECURITIES TRADING AND NON-PUBLIC INFORMATION..............................................     3

     D. THE FOREIGN CORRUPT PRACTICES ACT..........................................................     4

III. INFORMATION AND TECHNOLOGY MANAGEMENT.........................................................     4

     A. PROTECTION OF PROPRIETARY INFORMATION......................................................     4

     B. ELECTRONIC COMMUNICATIONS POLICY...........................................................     5

IV.  FINANCE AND ACCOUNTING........................................................................     5

     A. ACCURACY OF COMPANY RECORDS................................................................     5

     B. AUTHORIZATION SYSTEMS......................................................................     5

     C. SENIOR FINANCIAL OFFICERS..................................................................     6

V.   WHERE TO FIND MORE INFORMATION................................................................     6

VI.  HOW TO REPORT VIOLATIONS......................................................................     6

VII. ACKNOWLEDGEMENT OF RECEIPT....................................................................     6

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I.    COMPLIANCE

      Compliance with this Code of Business Conduct is required of everyone who acts on behalf of Natural Health Trends Corp. or one of its subsidiaries. That includes directors, officers, employees and agents. Anyone who violates our Code will be acting outside the scope of his or her employment (or agency) and will be subject to disciplinary action, up to and including termination of employment. Mr. Chris Sharng has been designated by the Board of Directors to oversee compliance with our Code and its policies and procedures. Any questions of applicability or interpretation should be addressed to this person at 972-241-6525 or chrissharng@lexxusinternational.com.

      If at any time a Company employee has an ethical concern or becomes aware of any conduct on the part of any Company employee that violates -- or may violate -- our high ethical standards or any company policy, you should report such concern or conduct to your supervisor or to Mr. Sharng, our Ethics Compliance Officer. See the section entitled "How To Report Violations" in Section VI on p. 6 of this Code of Business Conduct for more detail.

      Each employee will be asked to complete and submit an "Acknowledgment of Receipt" that you have received and read a copy of the Code and agree to comply with its requirements.

II.   LEGAL MATTERS

      A.    COMPLIANCE WITH LAWS GENERALLY

            Natural Health Trends Corp., each of its subsidiaries and its directors, officers, employees and agents will abide by the letter and the spirit of all applicable laws and regulations, and will act in such a manner that the full disclosure of all facts related to any activity will always reflect favorably upon the Company.

            The international business operations of Natural Health Trends Corp. may encounter laws, local customs and social standards that differ widely from U.S. practice. It is Company policy to abide by the national and local laws of the countries in which we operate, unless prohibited by U.S. law. When local customs and business or social practices vary from the standards contained in this Code of Business Conduct, it is permissible to conform to local customs and practices when necessary for the proper conduct of Natural Health Trends Corp. business provided that it does not violate U.S. law, such as the Foreign Corrupt Practices Act (discussed below) and when approved by the Ethics Compliance Officer.

      B.    ANTITRUST AND COMPETITION LAWS

            Antitrust laws in the United States are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of these laws is deliberately broad, prohibiting such activities as "unfair

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            methods of competition" and agreements "in restraint of trade." Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition.

            Natural Health Trends Corp. requires all employees to comply with the U.S. antitrust laws. The failure to do so can result in severe penalties for both the individuals involved and Natural Health Trends Corp.

            Outside of the United States, many countries and the European Union have competition laws that are similar to the U.S. antitrust laws. Natural Health Trends Corp. also requires strict compliance with these laws.

            There are two areas in which antitrust or competition violations most frequently occur -- relations with competitors and relations with customers and suppliers.

            1.    Relations with Competitors

                  The greatest danger for violations of the antitrust/competition laws rests in contacts with competitors. It is illegal to have an understanding with a competitor, expressed or implied, written or oral that improperly restricts competition or interferes with the ability of the free market system to function properly.

                  A formal agreement with a competitor is not needed to prove a violation of the antitrust laws. A general discussion followed by common action often is enough to show that an agreement exists. In an investigation, every communication, written or oral, is subject to extreme scrutiny.

                  Communications with competitors should be avoided unless they concern a true customer-supplier relationship, other legitimate business ventures or permitted trade association activities. You must not engage in any communications with competitors that could result, or even appear to result, in price-fixing, allocation of customers or markets, boycotts, or production limits.

                  The antitrust laws do recognize, however, your need to be aware of market conditions, and you may discuss these with customers, suppliers, retailers, wholesalers and brokers, if they are not your competitors.

            2.    Relations with Customers and Suppliers

                  Generally speaking, a company has an unrestricted right to choose its customers and suppliers. However, a company may not improperly restrict a distributor's freedom to establish its own prices or terms of resale. With respect to suppliers, we must avoid any agreement that sets the minimum price of resale by Natural Health Trends Corp. You should also avoid discussions with customers or distributors regarding Natural

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                  Health Trends Corp.'s supplying other customers or
                  distributors or the prices charged to them.

                  If you have any questions about a specific business activity, consult with the Mr. Chris Sharng. Remember that we want you to ask questions.

C.    SECURITIES TRADING AND NON-PUBLIC INFORMATION

      In the normal course of business, you may have access to information that would affect the value of the stock, options or other securities of Natural Health Trends Corp. or another company. Until this information is publicly disclosed, it is considered material non-public information and must be kept confidential. Acting on this information for personal gain or disclosing it to anyone else before it has been released to the public violates federal law and Natural Health Trends Corp. policy.

      Information is material if it would influence a reasonable person's decision to buy, sell or hold a company's stock, options or other securities. It includes not only information about earnings and possible dividend changes, but also such things as stock splits, new stock or bond offerings, significant acquisitions or divestitures, and major changes in management, corporate structure or policy. You may not trade while possessing this information, or disclose it to anyone else, including relatives, friends, co-workers or stockbrokers, until the information has been released publicly and the public has had time to react to the information.

      Trading while in possession of material non-public information creates an unfair advantage over investors who do not have access to this information. Federal securities laws are designed to protect the investing public by prohibiting anyone with access to material non-public information from exploiting this advantage. Penalties for violations are severe and include criminal fines and imprisonment, payment to damaged investors of any profits made from trading on the information, and payment of civil penalties of up to three times the amount of profits made or losses avoided. In addition, Natural Health Trends Corp. may be penalized for violations by its employees.

      Although the nature of their duties means that some employees have greater access to non-public information than others do, the rules apply to anyone who has direct or indirect access to material non-public information. This includes everyone from officers and directors to secretaries who may type confidential memoranda or technical personnel who may work on new projects.

      The following guidelines are intended to help you comply with the rules regarding non-public information:

            i) Material non-public information should be shared only with Natural Health Trends Corp. employees whose jobs require them to have the information.

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            ii)   Do not disclose sensitive or non-public information to anyone outside Natural Health Trends Corp. Natural Health Trends Corp. has standard procedures for the release of information to the public.

            iii) You should not buy or sell stock, options or other securities of Natural Health Trends Corp. or another company, or direct someone else to buy or sell these for you, when you possess material information about Natural Health Trends Corp. or such other company that has not been made public. After it has been made public, you cannot act on the information until the public has had time to react to the information.

                  PLEASE REFER TO NHTC'S BLACKOUT PERIOD POLICY FOR REGULAR BLACKOUT PERIODS, SPECIAL BLACKOUT PERIODS AND REPORTING OBLIGATIONS. ALSO PLEASE REFER TO NHTC'S INSIDER TRADING POLICY FOR ADDITIONAL INFORMATION.

            iv) You should not trade in another company's stock, options or other securities if you believe Natural Health Trends Corp.'s plans or activities will affect such stock's value.

      D.    THE FOREIGN CORRUPT PRACTICES ACT

            It is a Federal offense under the Foreign Corrupt Practices Act ("FCPA") to offer, pay, promise, or authorize the payment of anything of value to any foreign government official, political party, or candidate for political office, for the purpose of influencing an act or decision to obtain, retain or direct business or securing any improper advantage. "Anything of value" includes money, debt forgiveness, gifts, entertainment and other goods or services of value. The FCPA applies to U.S. individuals, companies and businesses, including their controlled international subsidiaries. Therefore, foreign agents who represent Natural Health Trends Corp. must comply with the terms of the FCPA. Any director, officer, employee or agent of Natural Health Trends Corp., or any stockholder acting on behalf of Natural Health Trends Corp., who is convicted of violating the FCPA is subject to substantial fines and/or imprisonment. In addition, Natural Health Trends Corp. may also be subject to substantial fines.

            Any employee or other agent of Natural Health Trends Corp. who thinks a transaction may be illegal under the FCPA must report this to the Mr. Chris Sharng. All appropriate persons, including the reporting individual, will be informed as to how the issue is resolved. If the review procedure results in a favorable decision, the transaction may proceed.

III.  INFORMATION AND TECHNOLOGY MANAGEMENT

      A.    PROTECTION OF PROPRIETARY INFORMATION

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            All Natural Health Trends Corp. employees must respect the proprietary information and trade secrets of our distributors and suppliers. New employees are not to divulge the proprietary information of their former employers. Natural Health Trends Corp. employees should not disclose any proprietary information of distributors or suppliers unless the release or disclosure is properly authorized by the individual or firm owning the information.

      B.    ELECTRONIC COMMUNICATIONS POLICY

            All company-provided equipment, software and communication systems, including without limitation voice mail, e-mail, Internet, file folders and personal computer systems, are the property of Natural Health Trends Corp. and as such are provided to employees for business purposes only. The review, transmission, retrieval or storage of offensive, obscene or other inappropriate material via Natural Health Trends Corp. computing and communications systems, including the Internet and electronic mail, is strictly prohibited. The use of Company e-mail to send offensive or inappropriate statements, make solicitations, or divulge confidential information is also prohibited.

            All communications made via Natural Health Trends Corp. property are considered records and property of the Company. Natural Health Trends Corp. reserves the right, in compliance with applicable laws, to monitor, access, copy, modify, disclose or delete the contents of messages sent or received over its systems, including Internet points of contact.

IV.   FINANCE AND ACCOUNTING

      A.    ACCURACY OF COMPANY RECORDS

            Natural Health Trends Corp. business transactions worldwide must be properly authorized and be completely and accurately recorded on the Company's books and records in accordance with generally accepted accounting practice and established Natural Health Trends Corp. financial policies and procedures. Budget proposals and economic evaluations must fairly represent all information relevant to the decision being requested or recommended. No false, artificial or misleading entries in the books and records of Natural Health Trends Corp., domestic or foreign, shall be made for any reason and no employee shall engage in any arrangement that results in such prohibited acts. The retention or proper disposal of Company records shall be in accordance with established Natural Health Trends Corp. financial policies and applicable statutory and legal requirements.

      B.    AUTHORIZATION SYSTEMS

            Natural Health Trends Corp. has established a financial approval system in keeping with approved quarterly budgets that defines and limits the authority of employees to commit or obligate the Company with respect to any agreement or transaction that has financial consequences. The Finance Department maintains

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            and monitors compliance with the system. You are required to understand your financial approval authority and to ensure that you do not exceed your authority.

      C.    SENIOR FINANCIAL OFFICERS

            The honesty, integrity and sound judgment of the senior financial officer and the chief executive officer of Natural Health Trends Corp. (the "Senior Financial Officers") is fundamental to the reputation and success of the Company. Although all employees, officers, and directors are required to adhere to the Company's Code of Business Conduct, the professional and ethical conduct of the Senior Financial Officers is essential to the proper function and success of the Company. Therefore, the Senior Financial Officers, in addition to complying with all of the other provisions of this Code of Business Conduct, must also comply with the Company's Code of Ethics for Senior Financial Officers.

V.    WHERE TO FIND MORE INFORMATION

      The Natural Health Trends Corp. Code of Business Conduct is a summarized version of many policies and laws and does not cover all situations. Any questions of applicability or interpretation should be addressed to your local General Manager or Mr. Chris Sharng at 972-241-6525 or chrissharng@lexxusinternational.com.

VI.   HOW TO REPORT VIOLATIONS

      It is each employee's personal responsibility to bring violations or suspected violations of the Company's Code of Business Conduct to the attention of their local General Manager or to Chris Sharng, Ethics Compliance Officer. To report conduct you suspect to be unethical or in violation of any Code of Business Conduct policy or the law, talk to your supervisor or Chris Sharng. If you wish to disclose such information anonymously, you are free to do so. To report an ethical violation anonymously, we suggest that you leave a voice-mail message or send a sealed, confidential envelope containing a written or typed concern to:
      Ethics Compliance Officer, 12901 Hutton Drive, Dallas, Texas 75234. You should feel free to make the report to your local General Manager. If for any reason those persons are not available or you would feel more comfortable making the report to someone else, then feel free to contact Chris Sharng.

      The Company encourages its employees to report or question any conduct that may violate the company's ethical standards. Therefore, no employee will suffer any retribution in connection with any good faith reporting, and your identity will not be disclosed without your permission.

VII.  ACKNOWLEDGEMENT OF RECEIPT

      The following page contains the Acknowledgement of Receipt form that you should read, sign and return to the attention of Ethics Compliance Officer at 12901 Hutton Drive, Dallas, Texas 75234.

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              NATURAL HEALTH TRENDS CORP. ("NHTC") AND SUBSIDIARIES

                           ACKNOWLEDGEMENT OF RECEIPT
                      OF WORLDWIDE CODE OF BUSINESS CONDUCT

            By signing below, I acknowledge and understand that as an employee of NHTC or one of its subsidiaries, it is my responsibility to read the Worldwide Code of Business Conduct (the "Code") and familiarize myself with the information contained in it. I understand that the Code will be periodically updated and revisions and amendments will be made available to all employees via e-mail. A current version of the Worldwide Code of Business Conduct will be available in the Human Resources Department in Dallas at all times. I understand that it is my responsibility to comply with the policies contained in the Code and any revisions to it and that I should consult my local General Manager or the Ethic Compliance Officer concerning any questions I may have about the Code.

            I further understand that the Code supersedes any previously issued policies or procedures. I understand that the policies and procedures described in the Code are subject to change at the sole discretion of NHTC at any time.

______________________________________            ________________________
Employee's Signature                              Date

______________________________________
Employee's Printed Name

      PLEASE REMOVE THIS PAGE, SIGN IT AND RETURN IT TO:

      ETHICS COMPLIANCE OFFICER

      NATURAL HEALTH TRENDS CORP.

      12901 HUTTON DRIVE

      DALLAS, TEXAS, USA 75234

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